Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

September 30, 2010

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1

General Sub-Account	$11,158,253.09	$40,626,335.15
Capital Sub-Account	$2,500,314.14	$3,948,899.13
Overcollateralization Sub-Account	$1,373,132.21	$1,974,559.46
Reserve Sub-Account	$1.48	$2,460,365.20

REP Deposit Account* $4,861,518.04

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.